Exhibit 10.2
Confidential Separation Agreement and Release
This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made by and among Avangrid Service Company (the “Company”) and Catherine Stempien (“Executive” or “you”) (together, the “Parties”).
WHEREAS Executive entered into a certain employment agreement with the Company on or about March 15, 2021 (the “Employment Agreement”);
WHEREAS on or about May 6, 2024, the Executive provided the Company written Notice of Termination as that term is defined in Section 8.1 of the Employment Agreement, terminating Executive’s employment effective July 5, 2024 (“Notice”);
NOW, THEREFORE, in connection with the Notice, and in exchange for the good and valuable consideration described below, the Parties hereby agree as follows:
1.Consideration
In consideration of the promises and covenants set forth herein, including, but not limited to, your agreement to cooperate in any proceedings as set forth more fully in Section 5 hereof, and your release of claims against the Company and the Releasees, as that term is defined herein and as set forth more fully in Section 4 hereof, the Company shall do the following:
1.1Pay you One Million, Five Hundred and Thirty Thousand U.S. Dollars ($1,530,000.00) (the “Payment”), less any required applicable withholdings;
1.2Make the Payment to you within 14 days following expiration of the revocation period described in Sections 9 and 10 hereof, and then only if you have not exercised your right of revocation.
2.No Other Consideration
Except for the consideration noted above in Section 1.1 of this Agreement, you expressly admit, acknowledge and agree that no consideration, compensation or reimbursement of any kind shall be provided by the Company to you, and that you have no entitlement to, or any right to make a claim for, any additional consideration, compensation or reimbursement by the Company, Avangrid, Inc. or Avangrid, Inc.’s affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers stockholders, shareholders, representatives, predecessors, successors and assigns, of any kind or under any circumstance whatsoever. You further admit, acknowledge and agree that no promises of any future payments have been made to you by the Company, Avangrid, Inc. or Avangrid, Inc.’s affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors, and assigns.
3.Proprietary Information, Confidentiality, Non-Disparagement, Covenants, and Forfeiture
3.1Proprietary Information
You acknowledge and agree that the obligations set forth in Section 9.3 of the Employment Agreement are still in full force and effect and are binding upon you.
3.2Confidentiality
Unless and until any such information is publicly disclosed by the Company, you agree to keep confidential the terms and conditions of this Agreement, as well as the content of discussions pertaining to this Agreement. You may, however, discuss this Agreement with your attorneys, financial advisors, and immediate family members. You agree to take all steps reasonably necessary to ensure that such parties to whom disclosure is authorized maintain the confidentiality of such information. To the extent that you otherwise believe you need to reference or explain the terms of your departure from the Company, you agree to confine your explanation to the following: “Avangrid and Ms. Stempien discussed and agreed on the terms of her resignation from Avangrid.”

You acknowledge and agree that the confidentiality obligations set forth in Sections 9.4 and 9.6 of the Employment Agreement are still in full force and effect and are binding upon you.
Notwithstanding anything to the contrary in this Agreement, neither this Section 3.2 nor Section 3.3 shall prohibit you from reporting possible unlawful conduct to governmental agencies or entities or, if applicable to the Company, self-regulatory organizations, or otherwise cooperating or communicating with any such agencies, entities or organizations that may be investigating possible unlawful conduct (including providing documents or other information without notice to the Company). You are hereby advised that, notwithstanding your non-disclosure obligations: (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files all documents containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
3.3Non-Disparagement
You further agree that you will not make any disparaging or false statements to any person or entity concerning the Company, Avangrid, Inc. or any of its affiliates, including their parents, subsidiaries and other entities of their corporate group, joint ventures, and their respective current and former employees, officers or directors. In no manner shall this obligation prevent you from responding to any government agency, court order or subpoena with truthful and accurate information. The Company also agrees that its officers and directors and the officers and directors of Avangrid, Inc., as well as the officers and directors of any company that is a member of the group of companies controlled by Avangrid, Inc. will not make any disparaging or false statements to any person or entity concerning you or your performance as CEO at Avangrid Networks, Inc.
3.4Non-Solicitation, Non-Competition
You acknowledge and agree that the obligations set forth in Section 9.2(a), 9.2(b) and 9.2(c) of the Employment Agreement are still in full force and effect and are binding upon you. These provisions may be modified or waived on as agreed by the Parties pursuant to Section 13.1.
3.5Forfeiture
You understand and acknowledge that if you materially breach this Section 3 hereof, including any of its subparts, any other term of this Agreement, or Sections 9.2(a), 9.2(b), 9.2(c), 9.3, 9.4 or 9.5 of the Employment Agreement, that you shall immediately forfeit and return all benefits granted to you under this Agreement but that this Agreement (including your release of claims hereunder) shall otherwise continue in full force and effect.
Before the Company can take any action against you pursuant to this Section 3, it must first provide written notice to you (i) setting forth with particularity the factual bases for the Company’ position that a material breach has occurred, (ii) stating specifically what provision(s) the Company contends you have breached, and (iii) providing you at least twenty (20) business days to respond and/or to cure (if curable).
4.Mutual Release of Claims
In exchange for the consideration set forth in this Agreement, you, for yourself and your heirs, executors, administrators, successors, assigns and trustees, and anyone claiming for or through you (collectively, the “Releasors”) hereby fully waive, release, give up and forever discharge the Company, including, without limitation, all of the Company’s and Avangrid, Inc.’s affiliates, including their parents, subsidiaries and all other entities of their corporate group, joint ventures, and their respective current and former directors, officers, members, employees, agents, insurers, stockholders, shareholders, representatives, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the “Releasees”), of and from any and all rights, liabilities, damages, claims, causes of action and demands of whatsoever kind, in law or in equity, under federal and state constitutions, statutes or common law, whether direct or indirect, known or unknown, arising out of or relating in any way to your employment with the Company, any agreement concerning such employment

(excepting this Agreement), or the termination of that employment and any other matter arising before the date of this Agreement.
You acknowledge and understand that, by entering into this Agreement, you are waiving and releasing any legal claims you may have relating to your employment at the Company and the termination of that employment. You acknowledge and agree that you have obtained the benefit of legal advice in connection with this Agreement. This release includes, but is not limited to, any claims for additional compensation, reimbursement, benefits, or wages in any form, as well as damages, reemployment, or reinstatement. This release also includes, but is not limited to, all claims under any state, federal or local laws, and any and all claims for monetary recovery, including but not limited to, back pay, front pay, liquidated, compensatory, and punitive damages, and attorneys’ fees, experts’ fees, disbursements and costs, which any of the Releasors ever had, now have, or hereafter can, shall, or may have, for, upon, or by reason of any matter, cause, or thing, whatsoever, from the beginning of time to the execution date of this Agreement, against any of the Releasees.
Furthermore, the Company hereby fully waives, releases, gives up and forever discharges you of and from any and all rights, liabilities, damages, claims, causes of action and demands of whatsoever kind, in law and in equity, under federal and state constitutions, statutes or common law, whether direct or indirect, known or unknown, arising out of or relating in any way to your service on the Company’s subsidiary boards of directors, your employment with the Company, any agreement concerning such employment (excepting this Agreement and the surviving terms of your Employment Agreement), or the termination of that employment and any other matter arising before the date of this Agreement.
5.Exceptions to Release
Notwithstanding the foregoing, you do not waive your right to (i) any rights and obligations under this Agreement, (ii) any vested rights to benefits in the Company’s 401(k) Plan or applicable Retirement Plan(s) or deferred compensation plan(s), (iii) any claims which by law are not permitted to be waived or released; (iv) any existing right to a defense or indemnification from the Company or its insurers for actions you took or failed to take during your employment with the Company; (v) any rights as a holder of any restricted stock units or performance stock units previously distributed to Employee by the Company; or (vi) claims to enforce rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).
The Parties agree that this Agreement shall not release any claim that cannot be released by private agreement. Also, this Agreement will not affect your ability to challenge the enforceability of this Agreement under the Older Workers’ Benefit Protection Act.
The Company expressly reserves its right of action for any discovered tort claims against you, including acts of fraud, theft, defalcation, or comparable misconduct arising out of or relating to your employment with the Company about which the Company is presently unaware; provided further that the Company warrants and represents that, after due diligence, it is presently unaware of any factual basis for any such claim against you.
6.Return of Company Property and Surrender of Records
You agree to return or destroy all property of the Company, Avangrid, Inc., and its affiliates that you may have in your possession, including, but not limited to, any employee identification cards, Company credit cards, computer equipment, cell phones, and keys, that may be in your possession.
You also acknowledge and agree that the obligations regarding surrender of records set forth in Section 9.4 of the Employment Agreement are still in full force and effect and are binding upon you.
7.Cooperation
You agree to cooperate with the Company’s and its counsel’s reasonable requests for information or assistance, including any such requests related to any Company review of compliance, legal or any other issues, for a response to any lawfully served civil or criminal subpoenas, and for participation in any administrative, regulatory, judicial, or other proceeding arising from any charge, complaint or other action, which has been or may be filed and about which you may have knowledge as a result of your employment with the Company. Such cooperation may include, but is not limited to, attending interviews or meetings with in-house or external legal counsel, reviewing documents, or otherwise providing information to the Company. The Company will reimburse you for reasonable expenses incurred in connection with such cooperation, including your legal fees and travel expenses, and compensate you for such cooperation at your hourly rate (based on your annual base pay as of the separation date of your employment), to the extent permitted by applicable law. The Company shall not require you to make yourself available to an extent that would unreasonably interfere with other employment responsibilities that you may have. Notwithstanding the foregoing, you shall not be required to cooperate against your own legal interests or those of your employer, partners or business ventures.
8.Arbitration
You acknowledge and agree that the obligations set forth in Section 16 of the Employment Agreement are still in full force and effect and are binding upon you.
In the event of any dispute arising out of or relating to this Agreement that is not informally resolved, such dispute shall be fully and finally resolved, as set forth in Section 16 of the Employment Agreement. Notwithstanding the foregoing, disputes that cannot be arbitrated or subjected to pre-dispute arbitration agreements under controlling federal statute are expressly exempted from this Section.
9.Older Workers’ Benefit Protection Act
In accordance with the Older Workers’ Benefit Protection Act (the “Act”), you acknowledge that (1) you were advised in writing to consult with your attorney before signing this Agreement; (2) you are aware of your rights under the Act; (3) you understand you are releasing certain legal rights, including rights under the Age Discrimination in Employment Act, and you are choosing to do so voluntarily; (4) as consideration for executing this Agreement, you have received additional benefits and compensation of value to which you would otherwise not be entitled; (5) you have been given a period of at least twenty-one (21) days to consider this offer; and (6) you have a period of seven (7) days from the date immediately following execution of this Agreement in which you may revoke this Agreement by written notice. In the event you sign this Agreement and do not exercise your right to revoke, this Agreement shall become effective and irrevocable on the date immediately following the seven (7) day waiting period described above.
10.Time for Consideration of Offer and Additional Acknowledgements
You acknowledge that you received this Agreement and offer on September 4, 2024. This offer shall remain open to you for your consideration for a period of twenty-one (21) days, and shall expire at 5:00 PM (Eastern Time) on September 25, 2024. In the event you have not executed this Agreement by the time of its expiration, the offer shall automatically expire. You are free, of course, to accept the offer earlier by executing this Agreement. If you choose to sign this Agreement before the twenty-one (21) day period expires, in so doing, you acknowledge that you did so voluntarily and with the benefit of advice from your own counsel, and without the encouragement of the Company or any other Releasees, and that you had the opportunity to take twenty-one (21) days to consider this Agreement.
If you accept the Company’s offer by executing this Agreement, you shall have a period of seven (7) days from the day immediately following the date of your execution of this Agreement in which you may revoke this Agreement, at your sole election. Notice of revocation of this Agreement shall be made by you, in writing, to R. Scott Mahoney, Senior Vice President – General Counsel & Corporate Secretary, at scott.mahoney@avangrid.com.
11.No Admissions
This Agreement shall not, in any way, be construed as an admission of any kind by you or the Company, Avangrid, Inc., or its affiliates. You and the Company, Avangrid Inc., and its affiliates specifically deny wrongdoing of any kind with respect to you, your employment and/or your Employment Agreement. You and the Company further agree that this Agreement and its contents shall not be admissible and shall not be introduced in any proceeding as evidence of any fact or conclusion, except only that this Agreement may be introduced in a proceeding arising from a breach of this Agreement, or as a defense, by either you, the Company, Avangrid, Inc., or its affiliates.
12.Severability
If any portion or provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will be deemed severable, will not be affected, and will remain in full force and effect.

13.Entire Agreement; Applicable Law
All agreements and understandings between the Parties to this Agreement are embodied and expressed in this Agreement and in certain provisions of the Employment Agreement. The Employment Agreement remained in full force and effect until the Date of Termination, July 5, 2024. Following the Date of Termination, July 5, 2024, provisions in the Employment Agreement which, by their nature and terms, survive the termination of your employment, shall also survive. This Agreement shall also survive the termination of your employment and remain in full force and effect. You acknowledge that no promises or representations have been made to you, by any of the Releasees, other than those set forth herein, and that you have not relied on any promises or representations in signing this Agreement other than those contained herein. The terms of this Agreement are contractual and are not mere recitals. This Agreement shall be governed, construed, interpreted, performed, and enforced by and under the laws of the United States and the State of Connecticut, without giving effect to conflicts of law principles.
14.Existing and Newly Initiated Suits
You confirm that you have not initiated and have no current claim, grievance, arbitration, charge, complaint, action, or proceeding whatsoever, in any forum or form, against any of the Releasees. In the event that any such action does exist or is initiated by you against any of the Releasees, at any time in the future, based on any right or claim that arose on or before your execution of this Agreement, you shall not be entitled to recover any relief or recovery there from, including costs and attorneys’ fees. To the extent that the law prohibits you from waiving your right to bring and/or participate in the investigation of a claim, you nevertheless waive your right to seek or accept any damages or relief in any proceeding by another individual or entity.
15.Waiver
Waiver of any breach of any provision of this Agreement shall not be deemed as a waiver of any other breach of the same, or of any other provision of this Agreement.
16.Counterparts
This Agreement may be executed in one or more counterparts, all of which together shall constitute a single document.
17.Voluntary and Knowing Execution
This Agreement includes a release of all known and unknown claims and has other important legal consequences. You expressly acknowledge that you have carefully read this Agreement and understand it, that you have had ample time to consider this Agreement, that you have had a full opportunity to review this Agreement with an attorney of your choice, and that you are entering into it voluntarily, knowingly and with such advice from your attorney as you deem appropriate.
To formally accept the terms of this Agreement and the consideration provided under this Agreement, please sign and return this Agreement to me on or before the end of the consideration period described in Section 10 hereof. We recommend that you keep a copy of this document for your records.
Sincerely,

By:	/s/R. Scott Mahoney
Name:	R. Scott Mahoney
Title:	Senior Vice President – General Counsel and Corporate Secretary Avangrid, Inc

Accepted this 4th day of September, 2024 by:
By:	/s/ Catherine S. Stempien
Name:	Catherine S. Stempien